Exhibit 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PAINCARE HOLDINGS, INC.,

PAINCARE ACQUISITION COMPANY XXI, INC.

AND

CHRISTOPHER J. CENTENO, M.D., P.C.

AND ITS

SHAREHOLDERS

EFFECTIVE DATE: OCTOBER 14, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective the 14th day of October 2005 (the “Execution Date”), by and among Christopher J. Centeno, M.D., P.C., a Colorado professional corporation (the “Company”), and Christopher J. Centeno, M.D. (hereinafter sometimes “Centeno”), John Schultz, M.D. (hereinafter sometimes “Schultz”), (Centeno and Schultz hereinafter shall sometimes collectively be known as the “Shareholders”), PainCare Holdings, Inc., a Florida corporation (hereinafter referred to as “PainCare”), and PainCare Acquisition Company XXI, Inc., a Florida corporation (hereinafter called the “Subsidiary”). The Company and the Shareholders are sometimes referred to herein as the “Sellers” and PainCare and the Subsidiary are sometimes referred to herein as the “Acquiring Companies.” The Acquiring Companies and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholders are licensed medical providers who reside and practice medicine in the State of Colorado and who own one hundred percent (100%) of the issued and outstanding stock in the Company;

WHEREAS, the Company, through its Shareholders, physician employees and other personnel, provides pain medicine, pain management procedures and other ancillary services (the “Business”) at the following location: 11080 Circle Point Road, Suite 140, Westminster, Colorado 80020 (the “Business Location”);

WHEREAS, PainCare is in the business of acquiring the non-medical assets of medical practices and entering into management services agreements with practice entities associated with the acquired practices;

WHEREAS, PainCare desires to enter into this Agreement in order for the Subsidiary, which is a wholly-owned subsidiary of PainCare, to acquire all of the non-medical assets of the Company pursuant to the terms of this Agreement;

WHEREAS, in connection with this asset acquisition, the Company has transferred all of its rights, title and interest in its medical assets to Centeno Schultz, Inc., a newly formed Colorado corporation, established and operated as a provider network under C.R.S. Sections 6-18-301, et seq. (hereinafter the “Provider Network”) which is owned by the Shareholders; and

WHEREAS, as a material inducement for the Acquiring Companies to purchase such assets of the Company, the Provider Network will enter into a Management Services Agreement with the Subsidiary.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and the sum of $10.00 and other good and valuable consideration paid by the Acquiring Companies to the Sellers, receipt of which is hereby acknowledged by the Sellers, it is mutually covenanted and agreed by the Parties hereto as follows:

1.

PURCHASE AND SALE OF ASSETS

1.1

Assets to be Transferred.  Subject to the terms and conditions of this Agreement, on the Closing Time (as hereinafter defined), and except as otherwise stated, PainCare shall purchase on behalf of the Subsidiary and the Shareholders shall cause the Company to sell, transfer, convey, assign, and deliver to the Subsidiary all of the Company’s non-medical Business rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated, other than the Excluded Assets specified in Section 1.2 below) which are used, held for use or acquired or developed for use by the Company in the Business, or developed in the course of conducting the Business or by Persons employed by the Company in the Business (collectively the “Purchased Assets”).  The Purchased Assets shall include, without limitation, all the following assets or rights of the Company, to the extent so used, held, acquired or developed in the Business:

(a)

Cash. All cash of the Company as of the Closing Time, which shall equal One Thousand Eight Hundred and 00/Dollars ($1,800.00);

(b)

Personal Property.  All of the Company’s rights in, to and under all, instruments, equipment, furniture, machinery and other items of tangible personal property including, without limitation, the personal property leases described in Disclosure Schedule 1.1(b);

(c)

Inventory.  All inventories including, without limitation, supplies, merchandise and durable medical equipment, together with related packaging and delivery materials (collectively the “Inventory”);

(d)

Books and Records.  All books and records of the Company, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records but excluding the Company’s corporate minute books and tax records (together the “Business Records”), whether such Business Records are in hard copy form or are electronically or magnetically stored;

(e)

Intellectual Property.  The Company’s interest in all of its Intellectual Property.  As used in this Section 1.1(e), the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, logos, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including all data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all claims for infringement or breach of any of the foregoing; provided, however, the term “Intellectual Property” shall not include the intellectual property associated with that certain stem cell procedure developed by the Sellers, as more fully described on Disclosure Schedule 1.1(e);

(f)

Contracts.  All of the Company’s rights in, to and under all contracts, agreements, license agreements, purchase orders and sales orders (hereinafter “Contracts”) of the Company as it relates to the Business (third party payors, licenses, etc.).  To the extent that any Contract for which assignment to the Subsidiary is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, if such assignment or attempted assignment would constitute a breach thereof. The Sellers and the Acquiring Companies agree to use their reasonable best efforts (without any requirement on the part of the Acquiring Companies to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to the Subsidiary in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, the Sellers agree to cooperate with the Acquiring Companies in any reasonable arrangement designed to provide for the Acquiring Companies the benefits intended to be assigned to the Subsidiary under the relevant Contract, including enforcement at the cost and for the account of the Acquiring Companies of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent that such arrangement cannot be made, the Acquiring Companies, upon notice to the Sellers, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder;

(g)

Computer Software. All computer programs and other software, documentation and related property and information of the Company;

(h)

Licenses; Permits. All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Purchased Assets, a complete and correct list of which is set forth in Disclosure Schedule 1.1(h) (the “Licenses”);

(i)

General Intangibles.  All causes of action arising out of occurrences before or after the Closing Time, and other intangible rights and assets;

(j)

Telephone Numbers.  All of the Company’s right, title and interest in, to and under all telephone numbers used in connection with its Business, including all extensions thereto;

(k)

Warranties.  All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of the Company with respect to any of the Purchased Assets;

(l)

Prepaids.  All of the Company’s prepaid expenses, prepaid insurance, deposits and other similar items (“Prepaid Items”); and

(m)

Leasehold Improvements. All rights, titles and interests in, to and under all structures, fixtures, landings, constructions in progress, improvements, betterments, installations, and additions constructed or located on or attached or affixed to the leasehold estates conferred on the Company under or by virtue of, all real property lease and sublease agreements (such real property lease and sublease agreements are hereinafter referred to as “Real Property Leases,” which are described on Disclosure Schedule 1.1(m)).

1.2

Excluded Assets.  Section 1.1 notwithstanding, the Company shall not sell, transfer, assign, convey or deliver to the Subsidiary, and the Acquiring Companies will not purchase or accept the following assets of the Company:

(a)

Accounts Receivable. All Accounts Receivable of the Company as of the Closing Time which are described in Disclosure Schedule 1.2(a);

(b)

Tax Credits and Records.  Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. PainCare shall have reasonable access to such records and may make excerpts therefrom and copies thereof;

(c)

Personal Assets.  The personal assets of the Shareholders described in Disclosure Schedule 1.2(c);

(d)

Pharmaceuticals.  Any of the Company’s right, title and interest in, to or under, or possession of, all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or any other governmental authorization held by a licensed health care provider as specified under any federal or state law, or both;

(e)

Patient Records.  Any of the Company’s right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;

(f)

Medical Policies. Any of the Company’s right, title and interest in, to and under insurance policies covering or relating to medical malpractice;

(g)

Names and Marks. The name “Christopher J. Centeno, M.D., P.C.” and its associated logos and any trade name or service mark or registrations related thereto;

(h)

Medical License. Any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate the medical Business of the Company;

(i)

Medical Contracts.  Any of the Company’s right, title or interest in, to or under any contract or agreement that requires performance by a licensed health care provider under federal or applicable state law (“Medical Contracts”); and

(j)

Stem Cell Intellectual Property.  (i) Any and all activities and work product of Sellers regarding regenerating damaged or degenerated tissue, including, but not limited to, the development and sale of a turnkey solution for the isolation, processing and expansion of autologous stem cells for such regenerating damaged or degenerated tissue and the pursuit of any and all business opportunities available as a result of such activities; (ii) any and all work and work product of Sellers related to the isolation, processing and expansion of autologous stem cells; and (iii) any and all work and work product of Sellers related to the isolation, “processing” (as hereinafter defined), expansion and “storage” (as hereinafter defined) of autologous stem cells and/or storage of stem cells, Mensenchymal stem cells, chrondrocytes, or other unnamed progenitor cells, including but not limited to the development of short and long term stem cell storage plans.  “Storage” means the freezing or otherwise storing stem cells in a suspended activity state for later use.  “Processing” means includes but not limited to manipulation, expansion, isolation, purification, and/or differentiation of autologous stem cells or any stem cell line.

2.

ASSUMPTION OF LIABILITIES

2.1

Liabilities to be Assumed.  As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, including, but in no way limited to, any liability for Taxes.  Subject to the terms and conditions of this Agreement, on the Closing Time, the Subsidiary shall assume or take subject to, as the case may be, and agrees to perform and discharge the following, and only the following, Liabilities of the Sellers:

(a)

Certain Liabilities.  Those certain accounts payable and accrued Liabilities listed in Disclosure Schedule 2.1(a), and

(b)

Contractual Liabilities.  Liabilities that relate to periods, events or circumstances occurring on or after the Closing Time under and pursuant to the Contracts described in Section 1.1(e).

The Liabilities described in subsections 2.1(a), and 2.1(b) above are hereinafter collectively described as the “Assumed Liabilities.”

2.2

Liabilities Not to be Assumed.  Except as and to the extent specifically set forth in Section 2.1 above, the Acquiring Companies are not assuming nor buying the Purchased Assets subject to any Liabilities of the Sellers and all such Liabilities shall be and remain the responsibility of the Sellers.

2.3

Taxes Arising from Transaction.  The Acquiring Companies are not assuming nor shall they be responsible for any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to the Acquiring Companies and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

2.4

Income and Franchise Taxes. The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

2.5

Product, Medical Malpractice and Service Liability.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers arising out of or in any way relating to or resulting from, either directly or indirectly, any medical negligence, malpractice or professional or personal liability or pharmaceutical, medication or product manufactured, formulated, mixed, compounded, assembled or sold or any service performed by the Sellers, its physicians, contractors or any of its employees whether prior to, on, or after the Closing Time (including any Liability of the Sellers or any of its physicians, employees, contractors or agents for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, negligence, breach of warranty or otherwise).

2.6

Litigation Matters.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers with respect to any action, claim, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative whether same shall occur or arise from matters prior to, on, or after the Closing Time (“Litigation”).

2.7

Infringements.  The Acquiring Companies are not assuming nor shall they be responsible for any Liability of the Sellers with respect to a third party for infringement of such third party’s Intellectual Property whether same shall occur or arise from matters prior to, on, or after the Closing Time.

2.8

Transaction Expenses. The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities incurred by the Sellers in connection with this Agreement and the transactions contemplated herein.

2.9

Liability For Breach.  The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers for any breach or failure to perform any of the Sellers’ covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract or agreement, whether or not assumed hereunder, including breach arising from the assignment of contracts hereunder without the consent of third parties.

2.10

Liabilities to Affiliates.  The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers to its present or former Affiliates.

2.11

Violation of Laws or Orders. The Acquiring Companies are not assuming nor shall they be responsible for any Liabilities of the Sellers for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”) whether same shall occur or arise from matters prior to, on, or after the Closing Time.

3.

PURCHASE PRICE - PAYMENT

3.1

Purchase Price Consideration.  The aggregate purchase price consideration (the “Purchase Price Consideration”) shall consist of (i) the Closing Consideration (the “Closing Consideration”) as hereafter defined, and (ii) the Intended Installment Payments as determined under Section 3.4 below.  Subject to the provisions set forth in Section 3.2 below, subject to the adjustment as provided in Section 3.3 below, and subject to satisfaction of the Closing Conditions and the provisions set forth in Section 11, PainCare shall deliver the Closing Consideration to the Company (which will immediately be distributed to the Shareholders as provided in Section 3.1 of the Disclosure Schedules) as indicated below subject to the satisfaction of the Closing Conditions. The “Closing Consideration,” as such phrase is used herein, shall be comprised of: (i) Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000) (the “Closing Cash”), plus (ii) One Million One Hundred Thirty-Two Thousand Nine Hundred Thirty One (1,132,931) PainCare Shares having an aggregate value of Three Million Two Hundred Seventy Five Thousand and 00/100 Dollars ($3,750,000) (the “Closing Shares”).

3.2

Payment of Closing Consideration.  The Closing Consideration shall be payable as follows:

(a)

Subject to adjustment as provided in Section 3.3 below and the provisions set forth in Section 11, PainCare shall deliver the Closing Cash to the Company via wire transfer on the Closing Time to a bank account(s) designated by the Company. The Company shall notify PainCare in writing of the bank account(s) to which the Closing Cash shall be wired.

(i)

Subject to adjustment as provided in Section 3.3 below and the provisions set forth in Section 11, PainCare shall deliver the Closing Shares to the Company or alternatively, to the Shareholders as indicated in an instruction letter from the Company delivered to PainCare.  The certificates evidencing the Closing Shares shall bear the following legend:

The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of this share certificate and the shareholdings represented hereby are subject to all of the terms, conditions and provisions of that certain Asset Purchase Agreement dated as of October 14, 2005, by and among PainCare Holdings, Inc., PainCare Acquisition Company XXI, Inc., Christopher J. Centeno, M.D., P.C., Christopher J. Centeno, M.D. and John Schultz, M.D. and that certain Management Services Agreement dated as of October 14, 2005, by and among PainCare Acquisition Company XXI, Inc., Centeno Schultz, Inc., Christopher J. Centeno, M.D. and John Schultz, M.D.

3.3

Closing Time Adjustments.  The Closing Consideration shall be subject to adjustment as follows:  The Closing Cash shall be reduced by the amount of any cash payments made by the Acquiring Companies with respect to any expenses which the Sellers request in writing to be paid and the Acquiring Companies agree to pay on behalf of the Sellers.

3.4

Intended Installment Payment.

(a)

General.  Subject to the satisfaction of all of the Installment Payment Conditions (as defined in 3.4(f)(vi) below), PainCare will pay to the Company a total amount of additional consideration of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000), payable in three (3) equal annual installments of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) (each an “Intended Installment Payment”) in the form of consideration as provided in Section 3.4(d) below and subject to adjustment as provided in Sections 3.4(b) and (c) below.  Payment of the Intended Installment Payment shall be secured by a pledge of the Subsidiary’s stock to the Company pursuant to a Stock Pledge Agreement (the “PainCare Stock Pledge Agreement”), the form of which is attached hereto as Exhibit 3.4.

(b)

Adjusted Installment Payment.  Notwithstanding Section 3.4(a) above, if, the sum of the Formula Period Profits (as defined in Section 3.4(f)(v) below) of the Provider Network and the Subsidiary for any Formula Period is less than the Earnings Threshold (as defined in Section 3.4(f)(ii) below, after the assignment of any income pursuant to the Management Services Agreement, the amount of the Intended Installment Payment for such Formula Period shall be recalculated (the “Adjusted Installment Payment”) to equal the product of the Intended Installment Payment, multiplied by the applicable “Installment Payment Percentage Discount” as defined hereinafter.  The “Installment Payment Percentage Discount” shall equal (i) the Formula Period Profits for such Formula Period divided by the Earnings Threshold; multiplied by: (ii) ninety percent (90%) if such Formula Period Profits are Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000) or more but less than the Earnings Threshold; or (iii) seventy percent (70%) if such Formula Period Profits are Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000) or more but less than Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000); or (iv) fifty percent (50%) if such Formula Period Profits are One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) or more but less than Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000).  There shall be no Installment Payment for the Formula Period if such Formula Period Profits are less than One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000).

(c)

Installment Payment Premium.  Notwithstanding Section 3.4(b), if (i) the Shareholders receive an Adjusted Installment Payment from PainCare in a Formula Period rather than the Intended Installment Payment as a result of the Formula Period Profits of the Provider Network and the Subsidiary equaling less than the Earnings Threshold for such Formula Period, and (ii) the Formula Period Profits of the Provider Network and the Subsidiary exceed the Earnings Threshold in any subsequent Formula Period or for the annual period immediately subsequent to the last Formula Period, and (iii) the Installment Payment Conditions are satisfied, then PainCare shall pay to the Shareholders the Installment Payment Premium (as defined below). The “Installment Payment Premium” shall equal the product of (A) the Formula Period Profits for the Formula Period in which the Installment Payment Premium is calculated less the Earnings Threshold, multiplied by (B) seventy-five percent (75%), but in no event shall the Installment Payment Premium ever exceed the difference between the Installment Payment minus the Adjusted Installment Payment.  The Installment Payment Premium shall be paid to the Shareholders in the same form and time as the Installment Payment is due for the Formula Period for which the Installment Payment Premium is calculated.

(d)

Manner of Payment.

(i)

Within sixty (60) days after the end of each Formula Period, PainCare  shall cause to be delivered to the Shareholders (A) a financial statement presenting the Formula Period Profits for the applicable Formula Period (the “Formula Period Profits Statement”); (B) a statement of PainCare’s determination of the Fair Market Value of the PainCare Shares as of the last day of the Formula Period and the manner and calculations by which it was determined; and (C) the Installment Payment or Adjusted Installment Payment (each an “Installment Payment” and collectively, the “Installment Payments”), together with any Installment Payment Premium owed in accordance with Section 3.4(c) above, as those payments are determined based upon the Formula Profits calculated on the basis of that Formula Period Profits Statement.  Such payments shall be made as follows: (A) fifty percent (50%) of the Installment Payment shall be made in cash of which 67.241% shall be payable to Centeno and 32.759% to Schultz via wire transfer to the bank account designated by the Shareholders by notice to PainCare; and (B) fifty percent (50%) of the Installment Payment shall be made in PainCare Shares priced at Fair Market Value (as defined below) per one (1) share of PainCare common stock, with 67.241% of the entire number of such Shares being delivered to Centeno in his name and 32.759% of the entire number of such Shares being delivered to Schultz in his name.

(ii)

Within thirty (30) business days after delivery of the Formula Period Profits Statement pursuant to Section 3.4(d)(i), the Shareholders shall in, a written notice to PainCare, either accept the Formula Period Profits Statement and the calculation of the Fair Market Value of the PainCare Shares or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement or such calculation, or both, and the reasons therefore,  including pertinent calculations.  If the Shareholders fail to deliver notice of acceptance or objection to the Formula Period Profits Statement or the calculation of the Fair Market Value of the PainCare Shares, or both, within such thirty (30) business day period, the Shareholders shall be deemed to have accepted the Formula Period Profits Statement, the calculation of the Fair Market Value of the PainCare Shares and the Installment Payment.

(iii)

In the event PainCare and the Shareholders are not able to agree on both the Formula Period Profits Statement and the calculation of the Fair Market Value of the PainCare Shares within thirty (30) business days from and after the receipt by PainCare of any objections raised by the Shareholders, then PainCare and the Shareholders shall each have the right to require that determinations disputed by the Shareholders be submitted to an independent certified public accountant that the Parties mutually select, for computation or verification in accordance with the provisions of this Agreement, and the additional amount of the Installment Payment, if any, that is payable by reason of the accountant’s computation shall be paid by PainCare to the Shareholders within fifteen (15) days after receipt of the accountant’s computation or verification (provision is made in Section 3.4(f)(iii)(5) for resolution of disputes about the Fair Market Value of the PainCare Shares).  The computation or verification made by the accountant shall be final and binding upon the Parties and there shall be no right of appeal from such decision. If the accountant determines that PainCare’s calculation of the amount of the Installment Payment due the Shareholders is “significantly less” than that which the accountant or accounting firm determines is actually due to the Shareholders then PainCare shall pay the Shareholders interest on any unpaid Installment Payment at the rate of eight percent (8%) per annum, commencing on the date that is seventy-five (75) days after the end of such Formula Period. For these purposes, “significantly less” shall mean an amount as calculated by PainCare that is less than five percent (5%) or more of the amount that is determined to be due and owing the Shareholders.

(e)

Installment Payment Cap.  Notwithstanding anything to the contrary in this Section 3, in no event whatsoever shall the aggregate amount of the Installment Payments and the Installment Payment Premiums paid to the Shareholders from PainCare in cash, in PainCare Shares or any other form of consideration, valued as provided in this Agreement, exceed Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000).

(f)

Definitions for Purposes of Section 3.  For purposes of Section 3 of this Agreement:

(i)

“Ancillary Service Revenues” shall mean any and all revenues derived by the Subsidiary and the Provider Network from the provision of any “Designated Health Services”, as that term is defined at 42 USC 1395nn(h)(6) of the Federal Physician Self-Referral Law, or “Stark Law”, including but not limited to “physical therapy service.”

(ii)

“Earnings Threshold” shall mean Three Million and 00/100 Dollars ($3,000,000).

(iii)

“Fair Market Value” shall mean the value of the PainCare Shares determined as follows:

(1)

if the principal market for the PainCare Shares is a national securities exchange, then the “Fair Market Value” of the PainCare Shares shall equal the thirty  (30) day trailing average of the closing prices of the PainCare Shares ending on the last day of the first, second or third Formula Period, as applicable, as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

(2)

if the principal market for the PainCare Shares is not a national securities exchange, but the price of the PainCare Shares is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) if actual closing price information is available with respect to the PainCare Shares, then the “Fair Market Value of the PainCare Shares shall equal the thirty  (30) day trailing average of the closing prices of such stock ending on the last day of the first, second or third Formula Period, as applicable, on the NASDAQ Stock Market; or (B) if actual closing price information is not available with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the bid prices per share of such stock ending on the last day of the first, second or third Formula Period, as applicable, on the NASDAQ Stock Market; or

(3)

if the principal market for the PainCare Shares is not a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares ending on the last day of the first, second or third Formula Period, as applicable, as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by PainCare; or

(4)

if Sections (f)(iii)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such day with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall be determined by an independent third party appraiser selected by PainCare; or

(5)

If, within thirty (30) business days after delivery of the Formula Period Profits Statement pursuant to Section 3.4(d)(i), the Shareholders give notice to PainCare that they dispute PainCare’s PainCare’s determination of the Fair Market Value of the PainCare Shares, the Parties shall endeavor to agree upon that Fair Market Value.  If the Parties cannot reach such agreement within a further thirty (30) business days, then (A) if the dispute is as to a calculation under Sections (f)(iii)(1)-(3) above, the dispute shall be determined by an independent certified public accountant that the Parties mutually select or (B) if the dispute is as to the Fair Market Value determined pursuant to Section 3.4(f)(iii)(4), the dispute shall be determined by an independent third party appraiser that the Parties mutually select or, if the Parties are not able to agree in such selection, by an independent third party appraiser selected by the CPR Institute for Dispute Resolution in New York City.  The cost of any appraisal under this Section 3.4(f)(iii)(5) shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys’ fees.

Notwithstanding the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.4(f)(iii)(1), (2), (3), (4) or (5) above, in no event shall the Fair Market Value of the PainCare Shares ever be less than Two and 00/100 Dollars ($2.00) per share for purposes of determining how many PainCare Shares shall be delivered to Sellers; provided, however, if the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.4(f)(iii)(1), (2), (3), (4) or (5) above is less than Two and 00/100 Dollars ($2.00), then the Acquiring Companies agree to deliver cash to Sellers equal to: (a) the result of the number of PainCare Shares delivered multiplied by Two Dollars and 00/100 Dollars ($2.00) per share; minus (b) the result of the number of PainCare Shares delivered multiplied by the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.4(f)(iii)(1), (2), (3), (4) or (5) above.

(iv)

“Formula Period” means one (1) of three (3) consecutive twelve (12) month periods, the first of which shall commence the first day of the first calendar month following the month in which the Closing occurs.

(v)

“Formula Period Profits” shall mean the earnings before deductions for interest, taxes, depreciation and amortization (“EBITDA”) of the Provider Network and the Subsidiary determined as if the two entities were a consolidated group not consolidated with any other entity, as such EBITDA is calculated by PainCare’s independent certified public accountants for the applicable Formula Period where possible, and as such EBITDA is calculated by PainCare for quarterly and less than quarterly periods for such Formula Period, in each case utilizing GAAP in accordance with EITF No. 97-2 (which shall not include as a cost or expense the Base Management Fee and the Bonus Management Fee as those terms are defined in the Management Services Agreement and shall also not include those items identified in the immediately following sentence but will include all other expenses of the Subsidiary and the Company including, without limitation, the Operations Fee as defined in the Management Services Agreement and any salary or bonus compensation paid to Shareholders pursuant to their respective employment agreements with Provider Network).  Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any (a) income of the Provider Network or the Subsidiary related to income derived from Ancillary Service Revenues (as defined in Section 3.4(f)(i) above), or  (b) costs or expenses related to: (i) the corporate overhead of PainCare or other administrative or similar charges that PainCare might impose upon the Provider Network and the Subsidiary, except those charges for services provided directly to and for the benefit of the Provider Network and the Subsidiary; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Provider Network and the Subsidiary, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill which originates from the payment of the Purchase Price Consideration in accordance with FASA 142), or (iii) direct expenses incurred by the Provider Network and the Subsidiary with respect to Ancillary Services.

(vi)

“Installment Payment Conditions” shall mean that (i) the Provider Network (i.e., the Practice Operator as that term is defined in the Management Services Agreement) having been and continuing to be in compliance with all of the terms and conditions applicable to the Practice Operator in the Management Services Agreement including, but in no way limited to, the timely payment in full of the Operations Fee and Base Management Fee (as those terms are defined in the Management Services Agreement); except with respect to such matters which would not have a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare or their business or operations with the understanding and agreement that a termination of such Management Services Agreement (for reasons other than an uncured breach of the Agreement by Manager) shall be deemed for these purposes, without the need of any additional proof, as having a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare and their business and operations; (ii) the Shareholders and the Company having been and continuing to be in compliance with all of the terms and conditions applicable to them in this Agreement except with respect to such matters which would not have a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare or their business or operations with the understanding and agreement that the failure to provide indemnity pursuant to Section 13 or an uncured default with respect to Section 7 by the Shareholders shall be deemed for these purposes, without the need of any additional proof, as having a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare and their business and operations; and (iii) the Provider Network and each of the Shareholders having been and continuing to be in compliance with all of the terms and conditions of the Employment Agreement, except with respect to such matters which would not have a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare or their business or operations with the understanding and agreement that a termination of a Shareholder’s Employment Agreement by the Provider Network or PainCare, on its behalf, pursuant to any provision under Section 6.1 of such Employment Agreement shall be deemed for these purposes, without the need of any additional proof, as having a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare and their business and operations. To the extent that any of the Installment Payment Conditions are not satisfied during any of the first, second or third Formula Period(s), and if such condition remains unsatisfied after PainCare has given notice of the condition and the reason why it has not been satisfied to the Shareholders and the condition has not been cured within the applicable cure period or, if no cure period is provided for, then within thirty (30) days after such notice from PainCare, then for the applicable Formula Period where any of the Installment Payment Conditions are not satisfied, and for each subsequent Formula Period, PainCare shall not be obligated to pay, and shall have no duty or obligation to ever pay, and the Shareholders shall not receive, and shall have no right to ever receive, any Intended Installment Payment (or the Adjusted Installment Payment or the Installment Payment Premium, as the case may be) that may otherwise be due the Shareholders.

3.5

Allocation of Purchase Price.  The aggregate Purchase Price Consideration (including the assumption by the Acquiring Companies of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Disclosure Schedule 3.5.  The Sellers and the Acquiring Companies will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies.  To the extent that disclosures of this allocation are required to be made by the Parties to the IRS under the provisions of Section 1060 of the Code or any regulations thereunder, the Sellers and the Acquiring Companies will disclose such reports to the other prior to filing with the IRS.

4.

REGISTRATION

4.1

Registration.

(a)

PainCare agrees that if within the three (3) year period commencing on the Closing Time PainCare proposes for any reason to register any PainCare Shares under the Securities Act other than a registration in connection with an exchange offer (Form S-4, or any substitute form that may be adopted by the Commission) or filed in connection with an employee stock option or other benefit plan (Form S-8, or any substitute form that may be adopted by the Commission), PainCare shall promptly give written notice to the Shareholders of its intention to so register the PainCare Shares and, upon written request by either or both of the Shareholders (a “registering Shareholder”), given within twenty (20) days after delivery of any such notice by PainCare to the registering Shareholder, to include in such registration any or all of the PainCare Shares held by the registering Shareholder (which request shall specify the number of PainCare Shares proposed to be included in such registration), PainCare shall use its reasonable best efforts to cause all such PainCare Shares to be included in such registration on the same terms and conditions as the PainCare Shares otherwise being included in such registration; provided, however, that if the managing underwriters advise PainCare that the inclusion of the PainCare Shares  requested to be included in such registration by the registering Shareholder would interfere with the successful marketing (including pricing) of the PainCare Shares proposed to be registered by PainCare, then, if such registration is in part an underwritten primary or secondary registration on behalf of PainCare, PainCare shall include in such registration the PainCare Shares requested by the registering Shareholder to be included in such registration, pro rata from among the holders of any and all PainCare shares to be registered pursuant to such registration according to the number of shares proposed by each holder to be included.  In the event PainCare determines not to pursue, or to withdraw, a registration as to which it has given notice pursuant to this Section 4.1, the Shareholders shall have no further rights hereunder with respect to such proposed registration.  Notwithstanding any other provision of this Section to the contrary, PainCare shall not be required to include any of the PainCare Shares requested to be included pursuant to this Section 4.1(a) in a registration statement relating to an underwritten offering of PainCare’s securities unless the registering Shareholder accepts the terms of the underwriting (with terms customary in underwriting agreements for secondary distributions) as agreed upon between PainCare and the underwriters selected by it, including, without limitation, any underwriter’s cutback and/or lockup, and the registering Shareholder agrees to promptly execute and/or deliver such documents in connection with such registration as PainCare or the managing underwriter may reasonably request.

(b)

Each of the Shareholders may exercise his rights under Section 4.1(a) above on an unlimited number of occasions. PainCare shall pay all Registration Expenses (as defined below) of any registration effected under this Section, except that in the event of withdrawal by a Shareholder, the withdrawing Shareholder shall pay (or reimburse PainCare for) the amount of registration, filing or listing fees relating to his PainCare Shares included in the registration and shall pay the fees of PainCare’s counsel associated with such withdrawal, unless such withdrawal is due to a Shareholder obtaining material adverse information that was not known by him at the time he requested inclusion of his PainCare Shares in the registration.

(c)

Neither of the Shareholders may participate in any registration under this Section 4 which is underwritten unless he agrees to sell such PainCare Shares on the basis provided in any underwriting agreement (with terms not inconsistent herewith and customary in underwriting agreements for secondary distributions) approved by PainCare, provided that the  Shareholder shall not be required to make any representations or warranties to PainCare or the underwriters (other than representations and warranties regarding such Shareholder and such Shareholder’s intended method of distribution).

4.2

Shareholder’s Obligation to Furnish Information.  PainCare may require the registering Shareholder to furnish PainCare such information regarding the distribution of such securities as PainCare may from time to time reasonably request.  If the failure by the registering Shareholder to furnish such information  within the time limit reasonably stated by PainCare to the registering Shareholder in its notice requesting such information, would prevent (i) the registration statement relating to such registration from being declared effective by the Commission, or (ii) members of the National Association of Securities Dealers, Inc. from participating in the distribution of the PainCare Shares proposed to be registered, PainCare may exclude the registering Shareholder’s PainCare Shares from such registration.

4.3

Suspension of Sales Pending Amendment to Prospectus.

(a)

Each registering Shareholder agrees that, upon receipt of any notice from PainCare of the happening of any event that requires PainCare not to proceed with the registration, or if PainCare has decided not to proceed with the registration for any reason, the registering Shareholder shall forego the disposition of any PainCare Shares under the registration statement or prospectus until he is advised in writing by PainCare that the use of the applicable prospectus may be resumed and, if so directed by PainCare, the registering Shareholder shall deliver to PainCare (at PainCare’s expense, except as hereinafter provided) all copies, other than permanent file copies, then in the registering Shareholder’s possession of any prospectus covering such PainCare Shares.

(b)

Each registering Shareholder agrees that he shall, as expeditiously as possible, at any time when a prospectus relating to a registration statement covering such Shareholder’s PainCare Shares is required to be delivered under the Securities Act, notify PainCare of the happening of any event which the registering Shareholder knows or should reasonably know requires changes to be made in the registration statement or any related prospectus so that such registration statement or prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading as a result of any information provided by the registering Shareholder for inclusion in such registration statement or prospectus and, at the request of PainCare, as expeditiously as possible prepare and furnish to it such information as may be necessary so that, after incorporation into a supplement or amendment of such prospectus as thereafter delivered to the purchasers of such PainCare Shares, the information provided by the registering Shareholder shall not include an untrue statement of a material fact or a misstatement of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading and, in such event the expenses of delivery to PainCare of copies of any prospectus in the registering Shareholder’s possession shall be at the expense of the requesting Shareholder.

4.4

Registration Expenses.

(a)

All expenses incident to PainCare’s performance of or compliance with its obligations under this Section 4, including without limitation all (i) registration and filing fees, (ii) fees and expenses of compliance with securities laws, (iii) printing expenses, (iv) messenger and delivery expenses, (v) internal expenses, (vi) reasonable fees and disbursements of its counsel and its independent certified public accountants (including “comfort” letters), (vii) Securities Act liability insurance, (viii) reasonable fees and expenses of any special experts retained by PainCare in connection with the registration hereunder, and (ix) reasonable fees and expenses of other Persons retained by PainCare (all such expenses being referred to herein as “Registration Expenses”) shall be borne by PainCare.

(b)

Notwithstanding the foregoing, the following costs and expenses shall be excluded from the term “Registration Expenses”: (i) all underwriting discounts and commissions, (ii) all applicable transfer taxes, (iii) the fees and disbursements of any counsel retained by the requesting Shareholder, and (iv) except as provided in Section 4.4, all other costs, fees, and expenses incurred by the requesting Shareholder in connection with the exercise of his registration rights hereunder.

5.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally make the following representations and warranties to the Acquiring Companies, each of which is true and correct on the date this Agreement is executed and shall remain true and correct to and including the Closing Time, shall be unaffected by any investigation heretofore or hereafter made by the Acquiring Companies, or any Knowledge of the Acquiring Companies other than as specifically disclosed and accepted by the Acquiring Companies in the Disclosure Schedules attached hereto and shall survive the Closing of the transactions provided for herein.

5.1

Organization; Qualification, and Corporate Power.  The Company is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Company has full power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it.  Disclosure Schedule 5.1 lists all of the officers and members of the board of directors of the Company. The Company has made available to the Acquiring Companies correct and complete copies of the minute book, articles of incorporation and bylaws of the Company, as amended to date.  The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

5.2

Capitalization.  The entire authorized capital stock of the Company consists of One Hundred Thousand (100,000) shares of common stock (the “Company Shares”), of which One Thousand Four Hundred Eighty Seven and 182/1000(1,487.182) Company are issued and outstanding.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable and are held of record by the Shareholders.  The Shareholders have good title to the Company Shares free and clear of any Security Interests or other encumbrances of any Person.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, redemption rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no stockholders’ agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

5.3

Authorization.  The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by its board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  The Shareholders have full power and authority to execute and deliver this Agreement.  This Agreement constitutes the valid and legally binding obligation of the Company and the Shareholders, enforceable in accordance with its terms and conditions.

5.4

Noncontravention.  Except as set forth in Disclosure Schedule 5.4, neither the execution and the delivery of this Agreement by the Company or the Shareholders, nor the consummation of the transactions contemplated hereby will:  (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, court or any other third party whatsoever to which the Company or the Shareholders are subject, or any provision of the articles of incorporation or bylaws of the Company; or (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which PainCare or the Subsidiary is a party, which breach or default could reasonably be expected to have a Company Material Adverse Effect on the business or financial condition of PainCare or the Subsidiary or its ability to consummate the transactions contemplated hereby.  Except as set forth in Disclosure Schedule 5.4, the Shareholders and the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party whatsoever in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5

Broker’s Fees.  Except as disclosed in Disclosure Schedule 5.5, the Shareholders have not entered into any broker or finder’s agreement for which they, the Company, the Provider Network, the Subsidiary or PainCare is required to pay any Liability or obligation to pay any fees, expenses, or commissions to any consultant, broker, finder, or agent in connection with the transactions contemplated by this Agreement.

5.6

Title to Assets.  Disclosure Schedule 5.6 contains a complete, true and correct list of all of the material assets of the Company.  Except as to assets disposed of in the Ordinary Course of Business subsequent to the date hereof and as otherwise contemplated by this Agreement, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Closing Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.  Except for the Medical Assets which are to be transferred to the Provider Network, the assets set forth in Disclosure Schedule 5.6, in conjunction with any assets which the Company leases, constitute all of the assets used by the Company in connection with its business as presently conducted.

5.7

No Subsidiaries.  The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other business association.

5.8

Financial Statements. The Company has prepared financial statements consisting of (i) a balance sheet and statement of operations as of and for the year ended December 31, 2004 (the “Annual Financial Statements”); and (ii) a balance sheet and statement of operations as of and for the three (3) month period ended June 30, 2005; (the “Interim Financial Statements”) all of which are included in Disclosure Schedule 5.8.  The Annual Financial Statements and Interim Financial Statements (collectively, the “Financial Statements”) have been prepared in accordance with the cash method of accounting. The Financial Statements present fairly the financial condition of the Company as of such dates and the results of the operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete). Except as provided in the Interim Financial Statements, or as fully disclosed in Disclosure Schedule 5.8, the Company does not have any Liabilities (including without limitation accounts payable and accrued expenses) which might be or become a charge against the Company since the date of the Interim Financial Statements, other than those arising in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.9

Events Subsequent to Most Recent Year End.  Except as disclosed in  Disclosure Schedule 5.9, since December 31, 2004 (the “Most Recent Year End”), there has not been any material adverse change in the business, financial condition, operations, results of operations of the Company, or future prospects of the Provider Network. Without limiting the generality of the foregoing, since the Most Recent Year End:

(a)

Sale or Lease of Assets.  The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair market value in the ordinary course of its business;

(b)

Contracts.  The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c)

Change in Contracts.  No third party (or the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound and neither the Shareholders or the Company has any intent to do any of the foregoing or has received a verbal or written indication of any third party’s intent to do any of the foregoing;

(d)

Security Interests.  The Company has not had imposed any Security Interest upon any of its assets, tangible or intangible;

(e)

Investments.  The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(f)

Debts.  The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(g)

Liabilities Unaffected.  The Company has not delayed or postponed the payment of accounts payable and other Liabilities or accelerated the collection of accounts, notes or other receivables;

(h)

Claims Unaffected.  The Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of its business;

(i)

Articles and Bylaws.  There has been no change made or authorized in the articles of incorporation or bylaws of the Company;

(j)

Changes in Equity.  The Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(k)

Distribution.  Except for distributions of subchapter S income as permitted by Section 12.3 below, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(l)

Property Damage.  The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets;

(m)

Transactions with Affiliates.  The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

(n)

Collective Bargaining Agreements. The Company has not entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o)

Compensation Changes. The Company has not granted any increase in the base compensation of any of its directors, officers and employees;

(p)

Employee Benefit Plans. The Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

(q)

Officers; Directors; Employees. The Company has not  made any change in the employment terms for any of its directors, officers and employees, other than to terminate such agreements as required herein;

(r)

Charitable or Capital Contributions. The Company has not made or pledged to make any charitable or other capital contribution;

(s)

Ordinary Course of Business.  There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(t)

Accounting Practices.  There has not been any change in any method of accounting or accounting principle, estimate or practice of the Company;

(u)

Accounts Receivable.  The Company has not accelerated the collection of any Accounts Receivable or any other amounts owed to it; and

(v)

In General.  Neither the Company nor the Shareholders have committed to do any of the foregoing.

5.10

Undisclosed Liabilities.  The Company has no Liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against it giving rise to any Liability, except for: (a) Liabilities disclosed in the Disclosures Schedules; (b) contractual obligations incurred in the Ordinary Course of Business; and (c) Liabilities which have arisen after the Interim Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). As of the Closing, other than the current trade accounts payable, leasehold obligations and accrued payroll and benefit obligations, the Company shall not have any unpaid Liabilities, other than those listed in Disclosure Schedule 5.10, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the Ordinary Course of Business in connection with the deposit, in banks or other financial institutions, of items for collection.

5.11

Tax Matters.

(a)

Tax Returns.  Except as set forth in Disclosure Schedule 5.11, the Company has filed all Tax Returns it was required to file.  All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Company is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)

Withholding.  The Company has withheld, and remitted when due, all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)

No Disputes of Claims.  To the Shareholders’ Knowledge, no Shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of the Company either: (a) claimed or raised by any authority in writing; or (b) as to which any Shareholder, directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority.  Disclosure Schedule 5.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Shareholders have made available to PainCare correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Affiliates since December 31, 2003.

(d)

No Waivers.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)

No Special Circumstances.  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payment that would be an excess parachute payment that would not be deductible because of Code Section 280G.  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(f)

Subchapter “S”.  The Company has elected, by the unanimous consent of its shareholders and in compliance with all applicable legal requirements, to be taxed under Subchapter “S” of the Code and corresponding provisions under any applicable state and local laws, and such elections are currently in full force and effect for the Company.  Except for this Agreement, no action has been taken by the Company or the Shareholders that may result in the revocation of any such elections.  The Company has no “Subchapter C earnings and profits,” as defined in Code Section 1362(d). The Company has no “net unrealized built-in gain,” as such term is defined in Code Sections 1374(d)(1) and 1374(d)(8).  The Company has no Liability, absolute or contingent, for the payment of any income Taxes under the Code or under Subchapter “S” of the Code.

(g)

Audits of Tax Returns.  No Tax Return of the Company is currently under audit or examination by any taxing authority, and neither the Shareholders nor the Company has received a written notice stating the intention of any taxing authority to conduct such an audit or examination.  Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith.  The revenue agents’ reports related to any prior audits and examinations are attached as part of Disclosure Schedule 5.11.

(h)

Period of Assessment.  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(i)

Tax Agreements.  The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

(j)

Inclusions in Taxable Periods. The Company will not be required to include in a taxable period ending after the Closing Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Code Section 481 with respect to a change in method of accounting occurring before the Closing Time or comparable provisions of state, local or foreign tax law.  PainCare agrees to pay all such tax as they become due.

(k)

Consents.  The Company has not filed a consent pursuant to or agreed to the application of Code Section 341(f).

(l)

Personal Holding Company.  The Company has not, during the five (5) year period ending on the Closing Time, been a personal holding company within the meaning of Code Section 541.

(m)

Consolidated Tax Returns.  The Company has never filed or been included in any combined or consolidated Tax Return with any other Person or been a member of an Affiliated Group filing a consolidated federal income Tax Return.

5.12

Real Property.  The Company does not own any real property.  Disclosure Schedule 5.12 lists and describes briefly all real property leased or subleased by the Company.  The Shareholders have made available to the Acquiring Companies correct and complete copies of the leases and subleases listed in Disclosure Schedule 5.12 (as amended to date).  With respect to each lease and sublease listed in Disclosure Schedule 5.12:

(a)

Binding.  The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(b)

Continued Validity.  The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c)

No Defaults.  The Company is not in breach or default under the lease or sublease and no third party is in breach or default under the lease or sublease except with respect to such matters which would not have a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare or their business or operations, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except with respect to such matters which would not have a Material Adverse Effect on the Subsidiary, the Provider Network, PainCare or their business or operations;

(d)

Repudiation.  Neither the Company nor any other party to the lease has repudiated any provision of the lease or sublease;

(e)

No Disputes.  There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f)

Subleases.  With respect to each sublease, the representations and warranties set forth in subsections 5.12(a) through 5.12(e) above are to the Shareholders’ Knowledge true and correct with respect to the underlying lease;

(g)

Encumbrances.  Neither the Company nor its Affiliates has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(h)

Approvals.  All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

(i)

Utilities.  All facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.

5.13

Intellectual Property.  The Company owns or has the right to use pursuant to a valid license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted and the Provider Network as presently proposed to be conducted.  No claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Shareholders’ Knowledge, threatened, which challenges the rights of the Company with respect to any Intellectual Property or asserts that the Company is infringing or otherwise in conflict with or is required to pay any royalty or license fee with respect to any Intellectual Property.

5.14

Condition of Tangible Assets.  Each material tangible asset of the Company is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable, designed and intended for the purposes for which it presently is used by the Shareholders and the Company.

5.15

Contracts. Disclosure Schedule 5.15 lists the following contracts and other agreements, written or oral, to which the Company is a party:

(a)

Personal Property Leases.  Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

(b)

Services. Any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(c)

Partnership; Joint Venture.  Any agreement constituting a partnership or joint venture;

(d)

Indebtedness.  Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(e)

Confidentiality; Non-Competition. Any agreement concerning confidentiality or non-competition;

(f)

Shareholders’ Agreements. Any agreement by and between the Shareholders and any Affiliate of the Company;

(g)

Plans. Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)

Employment or Consulting Agreements.  Any agreement for the employment of any individual on a full-time or part-time or the engagement of any individual as a consultant or independent contractor, or otherwise compensating an individual for services rendered or to be rendered to the Company, which agreement is not terminable at the will of the Company without penalty;

(i)

Advances; Loans. Any agreement under which the Company has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

(j)

Adverse Effects.  Any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Business, financial condition, operations, results of operations or future prospects of the Company; and

(k)

Other Agreements.  Any other agreement (or group of related agreements) the performance or rendering of which involves consideration in excess of Five Thousand and 00/100 Dollars ($5,000).

The Shareholders have made available to the Acquiring Companies a correct and complete copy of each written agreement listed in Disclosure Schedule 5.15 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Disclosure Schedule 5.15.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) there shall be no breach or other violation resulting from the consummation of the transactions contemplated hereby; (iii) the Company is not in default or breach and no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement except with respect to such matters which would not have a Material Adverse Effect on the Company, the Subsidiary, the Provider Network, PainCare or their business or operations; and (iv) neither the Company nor any other party has repudiated any provision of the agreement.  None of the agreements listed in Disclosure Schedule 5.15 requires the consent or approval of any Person, or any compensation or payment to be made to any such Person by reason of the transactions contemplated by this Agreement.

5.16

Powers of Attorney.  Except as set forth in Disclosure Schedule 5.16, there are no outstanding powers of attorney executed on behalf of the Company.

5.17

Insurance; Malpractice.  Disclosure Schedule 5.17 contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Time.  Disclosure Schedule 5.17 contains a description of all current malpractice liability insurance policies of the Shareholders, the Company, and the Company’s professional employees and all predecessor policies in effect.  Except as set forth on Disclosure Schedule 5.17 : (a) neither the Company, its professional employees, nor either Shareholder has, during the five (5) years immediately preceding the Closing Time, filed a written application for any insurance coverage relating to the Company’s business or property which has been denied by an insurance agency or carrier; and (b) the Company, its professional employees and the Shareholders have been continuously insured for professional malpractice claims during the same period.  Disclosure Schedule 5.17 also sets forth a list of all claims for any insured loss in excess of Five Thousand and 00/100 Dollars ($5,000) per occurrence filed by the Company, its professional employees or the Shareholders during the five (5) years immediately preceding the Closing Time, including workers compensation, general liability, environmental liability and professional malpractice liability claims.  With respect to each insurance policy listed in Disclosure Schedule 5.17: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, the Shareholders, nor to the Shareholders’ Knowledge, other health care professionals or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, as would permit termination, modification, or acceleration, under the policy; (iv) neither the Company nor the Shareholders have repudiated any provision thereof and no other party to the policy has repudiated any provision thereof; (v) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriter(s) of such policies or any notice that a defense will be afforded with reservation of rights; (vi) neither the Company nor either Shareholder have received: (A) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (B) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder; and (vii) neither the Shareholders nor the Company has received any written notice, from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or an increase in a deductible or non-renewal of existing policies. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

5.18

Litigation.  Except as noted in Disclosure Schedule 5.18, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Shareholders’ Knowledge, threatened, against the Company or the Shareholders at law or in equity, before any court, arbitration tribunal or governmental agency. The Shareholders have no Knowledge of any facts on which claims may hereafter be made against the Company that will have a Material Adverse Effect on the Company or the Provider Network.  All medical malpractice claims, general liability incidents and incident reports relating to the Business have been submitted to the Company’s insurer.  All claims made or, to the Shareholders’ Knowledge, threatened against the Company or the Shareholders in excess of the deductible are covered under the Shareholders’ or the Company’s current insurance policies. Disclosure Schedule 5.18 provides a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business or the Business Location that have for the five (5) year period prior to the date hereof.

5.19

Health Care Compliance.  The Company is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Disclosure Schedule 5.19.  All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program.  The Company is in compliance in all respects with the requirements of all such third-party payors applicable thereto except with respect to such matters which would not have a Material Adverse Effect on the Company, the Subsidiary, the Provider Network, PainCare or their business or operations.  None of the Company, its physician employees, the Shareholders, or immediate family members of the Shareholders or other physician employees, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

5.20

Fraud and Abuse.  The Shareholders and to the Shareholders' Knowledge, the Company and all Persons providing professional services for the Company have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following:  (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. To the Shareholders' Knowledge, the Company has at all times complied with the requirements of Colorado Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Colorado Statutes.  Furthermore, the Company has filed all reports required by the State of Colorado or federal law to be filed regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

5.21

Legal Compliance.  The Company and its Affiliates, employees and contractors have materially complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Shareholders and the Company, threatened against the Company alleging any failure to comply with any applicable Law except with respect to such Laws which would not have a Material Adverse Effect on the Company, the Subsidiary, the Provider Network, PainCare or their business or operations.  The Company and all physicians and other health care professionals engaged or employed by the Company have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license.  The Company is lawfully operated in accordance with the requirements of all applicable Laws and has in full force and effect all authorizations and permits necessary to operate a medical practice. There are no outstanding notices of deficiencies relating to the Company issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. Neither the Company nor the Shareholders have received notice, and the Shareholders have no Knowledge that, such necessary authorizations may be revoked or not renewed in the Ordinary Course of Business.

5.22

Rates and Reimbursement Policies.  To the Shareholders’ Knowledge, the jurisdiction in which the Company is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Company except for restrictions promulgated by Colorado law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples.  The Company does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program.  The Shareholders have no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Colorado which could have a Material Adverse Effect on the Company, the Provider Network, or their business or operations, or may result in the imposition of additional Medicaid, Medicare, workmen’s compensation, charity, free care, welfare, or other discounted or government assisted patients at the Provider Network or require the Provider Network to obtain any necessary authorization which the Company does not currently possess.  The Shareholders have no Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

5.23

Medical Staff.  Except as set forth on Disclosure Schedule 5.23, the Shareholders have no Knowledge of a physician who is employed or engaged by the Company who plans, or has threatened not to continue his or her employment or other relationship with the Provider Network. To the Shareholders’ Knowledge, none of the physicians who is employed or engaged by the Company currently has plans to retire from the practice of medicine in the next three (3) years.

5.24

Employees.  Except as set forth on Disclosure Schedule 5.24: (a) there is no unfair labor practice charge or complaint pending or threatened relating to the business of the Company; and (b) payment has been made in full to all of the employees of the Company of all wages, salaries, commissions, bonuses, benefits, and other compensation lawfully due and owing to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law as of the Closing Time.

5.25

Employee Benefits.

(a)

Plans.  Disclosure Schedule 5.25 lists each Employee Benefit or health and welfare plan that the Company maintains or to which the Company contributes.

(b)

Contributions.  All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Time which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company.  All premiums or other payments due for all periods ending on or before the Closing Time have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(c)

Qualified Plan.  Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and is intended to meet the requirements of a “qualified plan” under Code Section 401(a) meets such requirements and has received, within the last two (2) years, a favorable determination letter from the IRS.

5.26

Physicians and Other Providers.  During the five (5) years preceding the Closing Time, each Shareholder and each physician, and other health care professional while employed by the Company or rendering services on its behalf:

(a)

Licenses.  Has been duly licensed and registered, and in good standing by the State of Colorado to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner (except as disclosed in Disclosure Schedule 5.26);

(b)

Controlled Substances.  Has current controlled substances registrations issued by the State of Colorado and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c)

Actions.  Except as set forth on Disclosure Schedule 5.26, to the Shareholders’ Knowledge has not been a party or subject to:

(i)

Malpractice Actions.  Any malpractice suit, claim (whether or not filed in court), settlement,  settlement allocation, judgment, verdict or decree;

(ii)

Disciplinary Proceedings.  Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(iii)

Criminal Proceedings.  Any criminal complaint, indictment or criminal proceedings;

(iv)

Investigation.  Any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(v)

Mental Illnesses.  Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(vi)

Substance Abuse.  Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(vii)

Professional Ethics.  Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(viii)

Application for Licensure.  Any denial or withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

5.27

Guaranties. Except the guaranties listed in Disclosure Schedule 5.27, the Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

5.28

Environment, Health, and Safety.

(a)

Compliance.  Each of the Company, its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements except with respect to such compliance which would not have a Material Adverse Effect on the Company, the Provider Network, or their business or operations.

(b)

Permits and Licenses.  Without limiting the generality of the foregoing, each of the Company and its Affiliates has obtained and complied in all respects with, and is in compliance in all respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business except with respect to such matters which would not have a Material Adverse Effect on the Company, the Provider Network, or their business or operations; a list of all such permits, licenses and other authorizations is set forth on Disclosure Schedule 5.28.

(c)

Notices.  None of the Company, its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d)

Hazardous Substances.  None of the Company, its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(e)

Neither the Company nor the Shareholders have received any communication (written or oral), whether from a governmental authority, citizens’ group, employee or otherwise, that alleges that the Business or the Company is not in full compliance with Environmental, Health, and Safety Requirements, or that the Company is otherwise subject to Liability under Environmental, Health, and Safety Requirements, and, to the Shareholders’ Knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no environmental claim pending or, to the Shareholders’ Knowledge, threatened against the Company, the Business or the Business Location.

(f)

The Shareholders have no Knowledge of any actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, the Business or the Business Location, or the Shareholders in connection with the Business or the Business Location.

5.29

Certain Business Relationships with Company and its Affiliates.  Except as contemplated hereby with respect to the Company, neither the Shareholders nor any of their Affiliates have been involved in any business arrangement or relationship with the Company and its Affiliates within the past twelve (12) months, and none of the Shareholders and their Affiliates owns any asset, tangible or intangible, which is material to the business of any of the Company and its Affiliates.

5.30

Third-party Payors.  Disclosure Schedule 5.30 sets forth an accurate, correct and complete list of the Company’s third-party payors.  Neither the Company, nor the Shareholders have received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Company.  Neither the Shareholders nor the Company has any reason to believe that any third-party payor will cease to do business with the Company and the Provider Network after, or as a result of, the consummation of any transactions contemplated hereby.  Neither the Shareholders nor the Company knows of any fact, condition or event which would adversely affect its relationship with any third-party payor.

5.31

Bank Accounts.  Disclosure Schedule 5.31 sets forth all of the bank and security accounts and all safe deposit boxes maintained by the Company and all lines of credit owned or used by the Company, and the names of all Persons with authority to withdraw funds from, or execute drafts or checks on, each such account.

5.32

Tax Status. The Shareholders are not “nonresident alien individuals” or “foreign corporation” for purposes of Code Section 897(a)(1).

5.33

No Corporate Practice or Fee Splitting. To the Shareholders’ Knowledge, the actions, transactions or relationships arising from, and contemplated by, the transactions contemplated hereby do not and will not violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting.  Each Shareholder accordingly agrees that he will not and will not cause any other Party, in an attempt to void or nullify this Agreement or any document related to the transactions contemplated hereby or any relationship involving PainCare or the Subsidiary, to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

5.34

Intentions. The Shareholders intend to continue managing the business operations of the Provider Network on a full time basis for the next five (5) years and do not have Knowledge of any fact or condition that adversely affects, or in the future may adversely effect, their ability or intention to manage the business of the Provider Network on a full time basis for the next five (5) years.

5.35

Securities Representation.

(a)

No Registration of PainCare Shares; Investment Intent.  Subject to Section 4.1 of this Agreement, each Shareholder acknowledges that the PainCare Shares to be delivered pursuant to this Agreement have not been and will not be registered under the Securities Act and may not be resold without compliance with the Securities Act.  The PainCare Shares to be acquired by each Shareholder pursuant to this Agreement are being acquired solely for his own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act.

(b)

Resale Restrictions.  Each Shareholder covenants, warrants and represents that none of the PainCare Shares issued to such Shareholder will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Commission and applicable state securities laws, and this Agreement.

(c)

Ability to Bear Economic Risk. Each Shareholder covenants, warrants and represents that he is able to bear the economic risk of an investment in PainCare Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the PainCare Shares.  Each Shareholder has received copies of PainCare’s most recent 10-KSB, 10-QSB and 8-K filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like.  Each Shareholder has asked any and all questions he has had in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

(d)

Accredited Investor.  Each Shareholder covenants, represents and warrants that he is an: (a) individual with a net worth (either individually or jointly with his respective spouse) in excess of One Million and 00/100 Dollars ($1,000,000); or (b) individual who had an income in excess of Two Hundred Thousand and 00/100 Dollars ($200,000) in each of 2003 and 2004, or had a joint income with his spouse in excess of Three Hundred Thousand and No/100 Dollars ($300,000) in each of 2003 and 2004, and has a reasonable expectation of reaching the same income level in 2005.

(e)

No Registration.  The Shareholders understand, agree and acknowledge that the PainCare Shares have not been registered under the Colorado Securities Act or the Securities Act in reliance upon exemption provisions contained therein which PainCare believes are available.

5.36

HIPAA.  Disclosure Schedule 5.36 lists and describes all plans and other efforts of the Shareholders with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process.  Disclosure Schedule 5.36 includes, but is not limited in any manner whatsoever, to any privacy compliance plan of the Company in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

5.37

Improper and Other Payments.  (a) To the Shareholders’ Knowledge, neither the Company, nor any director, officer, employee thereof, nor any agent or representative of the Company nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (b) no contributions have been made, directly or indirectly, by the Company to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Company are believed by the Shareholders to be adequate to detect any of the foregoing under current circumstances.

5.38

Medical Waste.

(a)

With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Company, with respect to the Business, has complied with all Medical Waste Laws (as hereinafter defined).

(b)

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.  “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

(c)

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

5.39

No Untrue or Inaccurate Representation or Warranty.  No representation or warranty by the Shareholders or the Company in this Section 5 contains contain any untrue statement of fact, or omits or to state a fact necessary to make the statements and information contained in this Section 5 not misleading.

5.40

Representations and Warranties of Schultz.  Solely with respect to Schultz’s knowledge, the Parties expressly agree that each of the representations and warranties contained in this Section 5 shall be qualified to be to the Best Knowledge of Schultz.

6.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES.

The Acquiring Companies represent and warrant to the Sellers that the statements contained in this Section 6 are correct and complete as of the closing time.

6.1

Organization of PainCare and Subsidiary.  PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with authorization to do business in Colorado.

6.2

Authorization of Transaction.  PainCare and the Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

6.3

PainCare Shares.  All of the Closing Shares will be validly issued to the Company, fully paid and non-assessable.  PainCare will deliver, good and marketable title to the Closing Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens.

6.4

No Violations.  Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Acquiring Companies in connection herewith, nor the consummation of the transactions contemplated hereby:  (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of the Acquiring Companies, any provision of any contract to which the Acquiring Companies or their assets may be bound, any judgment to which the Acquiring Companies are bound or any law applicable to the Acquiring Companies; or (b) result in the creation or imposition of any encumbrance upon, or give any third Person any interest in or right to, any or all of the Closing Shares; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Acquiring Companies.

6.5

Consents.  The execution, delivery and performance by the Acquiring Companies of this Agreement and the consummation by the Acquiring Companies of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

6.6

Brokers.  The Acquiring Companies have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Sellers could become liable or obligated.

6.7

Full Disclosure.  To the Best Knowledge of the Acquiring Companies, no representation or warranty by the Acquiring Companies in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Acquiring Companies pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

7.

RESTRICTIVE COVENANTS; CONFIDENTIALITY.

7.1

Restrictive Covenants.

(a)

Restricted Period.  Each Shareholder hereby agrees that during the time period commencing with the Closing and continuing until the earlier of:  (i) a period of five (5) years thereafter, or (ii) a period of two (2) years after the termination of the Shareholder’s Employment Agreement pursuant to Section 6.1 thereof (the “Restricted Period”), neither the Shareholder nor any of his Affiliates, shall, other than on behalf of the Provider Network, PainCare or the Subsidiary, directly or indirectly, for himself, or on behalf of any other Person (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity whatsoever) take any action or undertake any matter set forth in 7.1(a)(i)-(iv) below; provided, however, that the Restricted Period shall terminate upon the earlier to occur of:  (i) any bankruptcy, liquidation or assignment for the benefit of creditors applicable to either PainCare or the Subsidiary, (ii) upon a default by PainCare or the Subsidiary in any material covenant or term of this Agreement to be performed after the Closing or any material covenant or term of the Management Services Agreement if the Shareholder shall have given written notice of such default to PainCare and such default shall not have been cured within thirty (30) business days after the giving of such notice, or (iii) termination of the Shareholder’s Employment Agreement by the agreement of the parties thereto or by the Shareholder pursuant to Section 6.2 thereof.

(i)

Operate or provide physician services at any medical office, hospital, clinic or out patient and/or ambulatory treatment or diagnostic facility or become employed by, or serve as a health care consultant to any health care provider providing services similar to those provided by the Subsidiary or the Provider Network or healthcare services provided by PainCare, or engage or participate in or finance any business which engages in direct competition with the business being conducted by the Subsidiary or the Provider Network or healthcare service businesses of PainCare at such time, anywhere within a  fifty (50) mile radius of any office, clinic or location of the Subsidiary or the Provider Network that exist during the Restricted Period;

(ii)

Solicit or engage in the solicitation of, or serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business conducted by the Provider Network or the Subsidiary or any healthcare service business of PainCare for services competitive with those of the Provider Network or the Subsidiary or PainCare, and their successors and assigns;

(iii)

Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by the Provider Network or the Subsidiary to withdraw, curtail or cancel their business or other relationships with the Provider Network or the Subsidiary, or assist, induce, help or join any other Person in doing any of the above activities; or

(iv)

Induce or attempt to influence any employee of the Provider Network, PainCare, and/or its subsidiaries, including the Subsidiary and the Company, to terminate his or her employment with the Provider Network, PainCare, and/or its subsidiaries including the Subsidiary, or to hire, recruit or solicit any such employee, whether or not so induced or influenced; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over the counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation. or ownership in, medical directorship of or providing services to ambulatory surgery centers of which the Shareholder has ownership in, either individually or through an entity which the Shareholder controls or conduct other Outside Activities that the Shareholder conducted during the term of the Agreement.

“Territory” as used herein means the fifty (50) mile radius extending outward from the Clinic’s locations as they exist during the Restricted Period.  In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction

(b)

Consideration.  PainCare, the Subsidiary and the Shareholders have carefully considered the nature and extent of the restrictions imposed by this Section 7.1 and the rights and remedies conferred upon the Acquiring Companies hereunder and hereby expressly acknowledge and agree that: (i) the restricted territory, period, and activities are reasonable and are necessary and fully required to protect the legitimate business interests of the Acquiring Companies; (ii) any violation of the terms of these restrictive covenants would have a substantial detrimental effect on PainCare’s and the Subsidiary’s businesses; (iii) the restrictive covenants do not stifle the Shareholders’ inherent skill and experience; and (iv) would not operate as a bar to any of the Shareholders’ means of support.  Because of the difficulty of measuring economic losses to PainCare and the Subsidiary as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to PainCare and the Subsidiary for which it would have no other adequate remedy, each Shareholder agrees that, in the event of a breach by him of the foregoing covenants, the covenants set forth in this Section 7.1 may be enforced by PainCare and the Subsidiary by injunctions and restraining orders, in addition to all other available legal remedies.

7.2

No Running of Covenant During Breach.  The covenants set forth in this Section 7 shall apply for the applicable periods as set forth above.  If a Shareholder violates such covenants, and PainCare, the Subsidiary or any of their successors and assigns bring a legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant period, unless a court of competent jurisdiction holds that the covenant is not enforceable in whole or in part.  Accordingly, for any time period that a Shareholder is in violation of the covenant, such time period shall not be included in calculating the applicable time period of the covenant.

7.3

Blue Pencil Doctrine.  The covenants set forth in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed

7.4

Confidentiality, Press Releases, and Public Announcements.

(a)

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

(b)

The Parties covenant and agree that, from and after the Execution Date, none of the Parties nor their Affiliates shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets of another Party, or in any way use any Confidential Information or Trade Secrets of another Party in the conduct of any business; provided, however, that nothing in this Section 7.4 will prohibit the disclosure of any Confidential Information or Trade Secrets of any Party which is required to be disclosed by a another Party or any of its or his Affiliates in connection with any court action or any proceeding before any authority.  Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 7.4, no disclosure shall be made until the disclosing Party shall give notice to the non disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non disclosing Party in connection with any such proceeding.  Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Execution Date.  For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Additionally, the following are Confidential Information and Trade Secrets of Seller:  (i) any and all activities and work product of Sellers regarding regenerating damaged or degenerated tissue, including, but not limited to, the development and sale of a turnkey solution for the isolation, processing and expansion of autologous stem cells for such regenerating damaged or degenerated tissue and the pursuit of any and all business opportunities available as a result of such activities; (ii) any and all work and work product of Sellers related to the isolation, processing and expansion of autologous stem cells; and (iii) any and all work and work product of Sellers related to the isolation, “processing” (as hereinafter defined), expansion and “storage” (as hereinafter defined) of autologous stem cells and/or storage of stem cells, Mensenchymal stem cells, chrondrocytes, or other unnamed progenitor cells, including but not limited to the development of short and long term stem cell storage plans.  “Storage” means the freezing or otherwise storing stem cells in a suspended activity state for later use.  “Processing” means includes but not limited to manipulation, expansion, isolation, purification, and/or differentiation of autologous stem cells or any stem cell line.

7.5

Conduct of Business. From the date hereof through the Closing or termination of this Agreement, as the case may be, the Shareholders shall, except as contemplated by this Agreement, or as consented to by PainCare in writing, cause the Company to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing.  Without limiting the generality of the foregoing, the Company shall not, and, with respect to the Company, the Shareholders shall not, except as specifically contemplated by this Agreement, as set forth in Disclosure Schedule 7.5, or as consented to by PainCare in writing:

(a)

change or amend the organizational documents of the Company;

(b)

enter into, extend, materially modify, terminate or renew any lease or any contract, except modifications, extensions or renewals of contracts in the Ordinary Course of Business or as contemplated by this Agreement;

(c)

sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets or any interests therein of the Company except in the Ordinary Course of Business and, without limiting the generality of the foregoing, the Company will maintain, dispose of, and sell inventory consistent with past practices;

(d)

incur any Liability for indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the Ordinary Course of Business, incur any other Liability;

(e)

take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Company in effect on the date hereof that are described in the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee of the Company or pay, any benefit not required by any existing Employee Plan or policy;

(f)

make any change in the key management structure of the Company, including, without limitation, the hiring of additional officers or the termination of existing officers;

(g)

adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations;

(h)

fail to maintain all Employee Plans in accordance with applicable Regulations;

(i)

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any subsidiary;

(j)

willingly allow or permit to be done any act by which any of the insurance policies of the Company or Shareholders may be suspended, impaired or canceled;

(k)

enter into, renew, modify or revise any agreement or transaction relating to the Company with any of its Affiliates except as contemplated by this Agreement;

(l)

fail to maintain the assets of the Company in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with the Company’s past practice) inoperable, worn out or obsolete or destroyed assets;

(m)

make any loans or advances relating to the Company to any Person, except for expenses incurred in the Ordinary Course of Business consistent with past practice;

(n)

fail to comply in all respects with all laws and regulations applicable to the Company except with respect to such matters which would not have a Material Adverse Effect on the Company or its business or operations;

(o)

intentionally do any other act which would cause any representation or warranty of the Company or the Shareholders in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

(p)

fail to use reasonable efforts consistent with past business practice to (i) maintain the Company so that the services of its officers, employees, consultants and agents will remain available to it at and after the Closing, (ii) maintain existing relationships with suppliers, patients, customers and others having business dealings with the Company and (iii) otherwise preserve the goodwill of the business of the Company so that such relationships and goodwill will be preserved at and after the Closing;

(q)

enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

(r)

except as provided herein, declare, set aside for payment, or pay any dividend or distribution in respect of any capital stock of the Company, redeem, purchase or otherwise acquire any of the Company’s equity securities; or otherwise transfer any of the assets of the Company to or on behalf of any Shareholder of the Company  or any Affiliate of the Company, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of the foregoing as an employee of the Company ; or

(s)

fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign Tax Laws.

7.6

No Third Party Beneficiaries.  Other than with respect to the restrictive covenants set forth in this Section 7, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.

FURTHER COVENANTS OF SELLERS

The Sellers individually and severally covenant and agree as follows:

8.1

Access to Information and Records. The Sellers shall give the Acquiring Companies, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Sellers relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as the Acquiring Companies deem appropriate (and the Sellers shall furnish or cause to be furnished to the Acquiring Companies and its representatives all information with respect to the Business the Acquiring Companies may request); (ii) access to employees, agents and representatives of the Business for the purpose of conducting business, meetings and communications as the Acquiring Companies reasonably desire; and (iii) access to vendors, customers, manufacturers of its medication and equipment, and others having business dealings with the Business.

8.2

Maintain Organization.  The Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and the Business and will use their best efforts to preserve the Company and the Business intact, to keep available to the Subsidiary and the Company, as the case may be, the present employees of the Company, and to preserve for the Subsidiary and the Company their present relationships with suppliers and customers and others having business relationships with the Company.

8.3

No Breach.  The Sellers  will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Company or its Business, or any breach of any representation, warranty, covenant or agreement made by the Sellers  herein, or which would have required disclosure pursuant to this Agreement.

8.4

Maintenance of Insurance.  The Sellers shall take all necessary action to maintain for the benefit of the Company all of the insurance set forth in Disclosure Schedule 5.17.

8.5

Consents.  The Sellers will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.6

Other Action.  The Sellers shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Parties’ obligations to consummate the transactions contemplated in this Agreement.

8.7

Disclosure.  The Sellers shall have a continuing obligation which shall survive the Closing to (i) promptly complete and deliver to PainCare any and all Disclosure Schedules which have not been completed and delivered as of the Closing Time all of which shall be approved in form and content by PainCare prior to incorporating same herein, (ii) promptly complete, execute and deliver to PainCare any and all agreements and other documents contemplated hereby all of which shall be approved in form and content by PainCare prior to finalizing same, and (iii) promptly notify the Acquiring Companies in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth herein or described in the Disclosure Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.

CONDITIONS PRECEDENT TO ACQUIRING COMPANIES’ OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Acquiring Companies’ obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 9, except to the extent that such satisfaction is waived by the Acquiring Companies in writing.

9.1

Representations and Warranties True on the Closing Time.  Each of the representations and warranties made by the Sellers in this Agreement, and the statements contained in the Disclosure Schedules or in any instrument, list, certificate or writing delivered by the Sellers pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time, except for any changes permitted by the terms of this Agreement or consented to in writing by the Acquiring Companies.

9.2

Compliance With Agreement.  The Sellers shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by the Sellers prior to or on the Closing Time or the Extended Time, if agreed by PainCare, including the delivery of the closing documents specified in this Agreement.

9.3

Absence of Litigation.  Except as disclosed in Sellers’ Disclosure Schedules to this Agreement, no Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced against the Acquiring Companies, the Sellers or the Business with respect to the transactions contemplated hereby.

9.4

Consents and Approvals.  All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Acquiring Companies prior to the Closing Time or the Extended Time, if agreed by PainCare. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedules shall not be a condition to the Acquiring Companies’ obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Company.  After the Closing, the Sellers will continue to use its best effects to obtain any such consents or approvals, and the Sellers shall not hereby be relieved of any Liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

9.5

Completion of Due Diligence, Schedules & Exhibits.  Completion of the Acquiring Companies’ due diligence and the completion and delivery of the Disclosure Schedules and Exhibits required by this Agreement, all to the reasonable satisfaction of the Acquiring Companies, based upon its Knowledge and information, of all matters relative to the Sellers, the Purchased Assets, Assumed Liabilities and the Business.

10.

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Sellers’ obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 10, except to the extent that such satisfaction is waived in writing by the Sellers.

10.1

Representations and Warranties True on the Closing Time.  Each of the representations and warranties made by the Acquiring Companies in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Time as though such representations and warranties were made or given on and as of the Closing Time.

10.2

Compliance With Agreement.  The Acquiring Companies shall have in all material respects performed and complied with all of the Acquiring Companies’ agreements and obligations under this Agreement which are to be performed or complied with by the Acquiring Companies prior to or on the Closing Time, including the delivery of the closing documents specified in this Agreement.

11.

CLOSING

11.1

Closing. The closing of the contemplated transaction (the “Closing”) shall be effective between the Parties as of 12:00 p.m. Eastern Daylight Time on October 14, 2005, (the “Closing Time”). However, in the event that the Parties have not satisfied all of the conditions necessary to Close by the Closing Time including, without limitation, the satisfaction or waiver of the conditions precedent set forth in Sections 9 and 10 of this Agreement (hereinafter the “Closing Conditions”) then, in such event, the transaction shall close but PainCare may extend the time period for payment of the Closing Consideration until such time as the Parties have satisfied, unless otherwise waived, all of the Closing Conditions. Notwithstanding the foregoing, if such Closing Conditions have not been satisfied by November 12, 2005 (hereinafter the “Extended Time”) then, in such event, either PainCare or the Company may, by providing written notice to the other Party, terminate this Agreement and any and all other agreements entered into in connection herewith, rescind the transactions contemplated hereby and cause the Parties to return to status quo as of the time immediately preceding the Closing Time (the “Termination and Rescission”). The Parties hereby agree that in the case of such Termination and Rescission, the Parties will take all reasonable and necessary measures including, without limitation, the execution of any and all documents necessary to effectuate the Termination and Rescission.

11.2

Documents to be Delivered by the Sellers.  At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Sellers shall deliver to the Acquiring Companies the following documents, in each case duly executed or otherwise in proper form:

(a)

Bills of Sale.  Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of the Acquiring Companies and its counsel to transfer, assign, convey and deliver to the Subsidiary the Purchased Assets as contemplated hereby.

(b)

Compliance Certificate.  A certificate signed by the Sellers that each of the representations and warranties made by the Sellers in this Agreement is true and correct in all material respects on and as of the Closing Time with the same effect as though such representations and warranties had been made or given on and as of the Closing Time (except for any changes permitted by the terms of this Agreement or consented to in writing by PainCare), and that the Sellers have performed and complied with all of the Sellers’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Time.

(c)

Termination of Agreements.  Copies of documents effectuating the termination of any and all written and oral employment and independent contractor agreements, compensation agreements, buy-sell agreements, management agreements, loan agreements, factoring agreements, expense and/or revenue sharing agreements, billing agreements and other similar agreements entered into by the Company and which are in effect immediately preceding the Closing.

(d)

Corporate Authorization.  A certified copy of resolution(s) of the Shareholders of the Company which authorizes the transactions contemplated by this Agreement in accordance with: (a) applicable law; (b) the Company’s articles of incorporation, as amended, and its bylaws, as amended, which must be approved by PainCare; and (c) all other requirements for proper corporate authorization.

(e)

Secretary’s Certificate.  A certificate of the secretary of the Company certifying that the minute books, articles of organization and operating agreement of the Company, attached as exhibits to such certificate, are true, correct, and complete.

(f)

Estoppel Certificates.  Sellers shall use their best efforts to obtain for the benefit of the Acquiring Companies an estoppel certificate or status letter from each landlord under the lease for each Business Location which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Company (or the tenant from whom the Company subleases) under the lease and the date to which the same have been paid; (iii) whether there are, to the Knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease.

(g)

Medicare Provider Number. A copy of the completed application for the Provider Network’s Medicare provider number signed by the Shareholders together with the Shareholders’ certification that such application has been or will be filed within fifteen (15) days of the Closing Time.

(h)

Managed Care Agreements. An assignment(s) of all Medical Assets including the Managed Care Agreements to which the Company is a party to the Provider Network.

(i)

Other documents.  Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby, including without limitation (i) mutually agreeable and executed Employment Agreements for the Shareholders; (ii) a fully executed PainCare Stock Pledge Agreement; (iii) a fully executed Management Services Agreement; (iv) a fully executed Right of First Refusal Agreement; (v) a fully executed Management Agreement; and (vi) a fully executed Asset Purchase Agreement.

11.3

Documents to be Delivered by the Acquiring Companies.  At the Closing or as soon thereafter as reasonably possible (unless otherwise provided herein) but in no event later than the Extended Time, the Acquiring Companies shall deliver to the Company the following consideration and documents, in each case duly executed or otherwise in proper form:

(a)

Closing Consideration.  The Closing Cash and Closing Shares required by Section 3.1 hereof.

(b)

Assumption of Liabilities.  Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of the Sellers and its counsel to evidence the assumption of the Assumed Liabilities.

(c)

Other Documents. Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby, including without limitation (i) mutually agreeable and executed Employment Agreements for the Shareholders, (ii) a fully executed PainCare Stock Pledge Agreement; (iii) a fully executed Management Services Agreement; (iv) a fully executed Right of First Refusal Agreement; (v) a fully executed Management Agreement; and (vi) a fully executed Asset Purchase Agreement.

12.

COVENANTS.

The Parties covenant and agree as follows:

12.1

Operations. At and as of the Closing, the Provider Network and the Subsidiary will execute and deliver to each other the Management Services Agreement and the Shareholders and the Provider Network will execute and deliver the Employment Agreements.  The Shareholders shall be designated by the Subsidiary as the Medical Group Administrator under the Management Services Agreement.

12.2

Deliveries.  PainCare will promptly deliver and make available to the Shareholders copies of any filings made by it under the Securities Act or the Securities Exchange Act, including the exhibits thereto and any correspondence with the Securities Exchange Commission or its staff.

12.3

Post Closing General Covenant.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

12.4

Tax Returns.  The Sellers shall be responsible for preparing and filing all income or franchise Tax Returns with respect to the Company relating to periods of time prior to and subsequent to the Closing Time.  The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Subsidiary relating to periods after the Closing. The Sellers will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns).  The Sellers will take no positions on his Tax Returns that relate to the tax periods after the Closing Time that could adversely affect PainCare or the Subsidiary after the Closing.

12.5

Transition.  Neither the Shareholders nor the Company nor the Provider Network will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or the Provider Network from maintaining the same business relationships with the Company and the Provider Network after the Closing as he, she or it maintained with the Company prior to the Closing.

12.6

Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Company, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending Party is entitled to indemnification therefore under this Agreement.

12.7

Consents.  The Shareholders hereby covenant and agree that they will use their reasonable best efforts to obtain all authorizations, consents, and approvals set forth in Section 5.4 of the Disclosure Schedules.  If any such consent, approval or agreement is not obtained, or if an attempted assignment thereof would affect the rights of the parties thereunder so that such parties would not in fact receive all such rights, the Parties will cooperate in any arrangement designed to provide for the Parties to receive the benefits under any such contract, including enforcement for the benefit of the Acquiring Companies of any and all rights of the Shareholders against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

12.8

Operational Covenants.  Without the prior written consent of the Shareholders, PainCare shall not, and shall not permit the Subsidiary to, do any of the following prior to the conclusion of the third Formula Period:

(a)

reorganize the Subsidiary, whether by integrating or consolidating the business of the Subsidiary with other operating units of PainCare or its subsidiaries or affiliates or otherwise, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a Material Adverse Effect on the Formula Period Profits;

(b)

effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Subsidiary’s human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a Material Adverse Effect on the Formula Period Profits;

(c)

amend the articles of incorporation or bylaws of the Subsidiary in any manner that at the time of such amendment could reasonably be expected to have a Material Adverse Effect on the Formula Period Profits;

(d)

cause the Subsidiary to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a Material Adverse Effect on the Formula Period Profits or that is reasonably necessary in light of the Subsidiary’s results of operation; provided that this Section 12.9(d) shall not be deemed to create any right to amend or terminate the Management Services Agreement;

(e)

cause the Subsidiary to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a Material Adverse Effect on the Formula Period Profits;

(f)

sell a material portion of the Subsidiary or its assets, merge the Subsidiary with any other entity, sell a controlling interest in the Subsidiary, or make any fundamental change in the business of the Subsidiary unless such action(s) at the time of such undertaking could not reasonably be expected to have a Material Adverse Effect on the Formula Period Profits.

The parties hereby acknowledge and agree that the foregoing covenants in this Section 12.9 shall be of no effect during any Formula Period if the Formula Period Profits in any two (2) consecutive Formula Period quarters falling within such Formula Period are less than fifty percent (50%) of the Earnings Threshold for such quarterly period (i.e., less than fifty percent (50%) of one-quarter of the Earnings Threshold), or if the Formula Period Profits in any one (1) quarterly period falling within such Formula Period is less than twenty-five percent (25%) of the Earnings Threshold for such quarterly period (i.e., less than twenty-five percent (25%) of one-quarter of the Provider Network Earnings Threshold).

12.9

Capital Adjustments.

(a)

In the event of a stock dividend, recapitalization, merger in which PainCare is the surviving corporation, split up, combination or exchange of shares, or the like which results in a change in the number or kind of shares of PainCare stock which is outstanding immediately prior to such event, the rights of the Shareholders to receive PainCare Shares in respect of this Agreement and the price thereof, shall be appropriately adjusted in the same manner as would occur with respect to the number and kind of shares a shareholder of PainCare who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made in good faith by the Board of Directors of PainCare, whose determination shall be conclusive and binding on all Parties, subject to manifest error.

(b)

In case of any consolidation or merger of  PainCare with or into another party or parties or the conveyance of all or substantially all of the assets of  PainCare to another party or parties or a share exchange transaction involving more than fifty percent (50%) of the issued and outstanding common stock of PainCare, the PainCare Shares to be received by the Shareholders pursuant to this Agreement and the Shareholders' right to receive PainCare Shares pursuant to this Agreement shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a shareholder of PainCare who owned the same number and kind of shares prior to such event would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Shareholders’ right to receive PainCare Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the Shareholders’ entitlement to same.

13.

SURVIVAL AND INDEMNIFICATION.

13.1

Survival of Representations and Warranties.  All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing for their applicable statute of limitations.  The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

13.2

Indemnification Provisions for the Benefit of PainCare and Subsidiary.  In the event of:

(a)

a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Shareholders’ or the Company’s representations and/or warranties contained in this Agreement;

(b)

a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Shareholders’ or the Company’s covenants contained in this Agreement, or;

(c)

any Liability of the Shareholders or the Company of any nature whatsoever that accrued or was existing, whether know or unknown, as of immediately prior to the Closing or related to events or actions or inactions of the Shareholders or the Company which occurred prior to the Closing and which was not assumed by the Acquiring Companies pursuant to the terms of this Agreement, then the Shareholders, jointly and severally, agree to indemnify the Acquiring Companies from and against any Adverse Consequences PainCare and/or the Subsidiary may incur or suffer resulting from, arising out of, relating to, or caused by the misrepresentation or breach (or alleged breach) or Liability described in this Section 13.2.

13.3

Indemnification Provisions for the Benefit of the Shareholders.  In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or the Subsidiary’s representations, warranties, and covenants contained in this Agreement, then the Acquiring Companies agree to indemnify the Shareholders from and against any Adverse Consequences the Shareholders may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

13.4

Matters Involving Third Parties.

(a)

Notification.  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section 13, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced by the delay and then only to the extent that the Indemnifying Party is actually prejudiced by the delay.

(b)

Defense by Indemnifying Party.  The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)

Satisfactory Defense.  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.4(b) above: (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably), and any such settlement must include a complete release of the Indemnified Party.  The Indemnified Party may in any event retain separate co counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(d)

Conditions.  In the event any of the conditions in Section 13.4(b) above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

13.5

Right to Set Off.  If any Adverse Consequence occurs or is incurred by PainCare or the Subsidiary, PainCare or the Subsidiary shall have the right, after written notice to the Shareholders, at PainCare’s or the Subsidiary’s option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, Liability, obligation or claim against amounts due from PainCare or the Subsidiary to the Shareholders, including the right to offset any post closing payment due from PainCare or the Subsidiary to the Shareholders under this Agreement or any other agreement.

13.6

Limitation.  The indemnification provisions set forth in this Section 13 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Threshold”).  Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 13, such Party shall recover all appropriate funds from the first dollar of damages.  Further, the Indemnifying Parties shall not be liable for any Adverse Consequences resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded.  The Indemnified Party shall have a duty to mitigate its damages.  Notwithstanding the foregoing, a Party’s obligation to indemnify under this Article 13 shall be limited to an amount equal to Seven Million Five Hundred Thousand and 00/100 ($7,500,000), plus the amount of any Installment Payments (including Adjusted Installment Payments and Installment Payment Premiums) paid or due pursuant to Section 3.4 of this Agreement prior to any reduction of such Installment Payments permitted under Section 3.4(g); provided, however, that such cap shall not be applicable with respect to such claims that the Shareholders would otherwise have personal liability such as in the case of malpractice and fraud.  Except as otherwise provided in the immediately preceding sentence, if the Shareholders become obligated to provide indemnification pursuant to this Section 13, they shall not be obligated to pay more than they have actually received in payments pursuant to this Agreement, and the balance of indemnification, if any, shall be recovered by set-off pursuant to Section 13.5 against such further payments, if any, to which the Shareholders would be entitled to receive under this Agreement but for such set-off.

14.

MISCELLANEOUS

14.1

Disclosure Schedules.  Information set forth in the Disclosure Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.  The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.2

Further Assurance.  From time to time, at the Acquiring Companies’ request and without further consideration, the Sellers will execute and deliver to the Acquiring Companies such documents and take such other action as the Acquiring Companies may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Subsidiary good, valid and marketable title to the business and assets being transferred hereunder.

14.3

Assignment; Parties in Interest.

(a)

Assignment.  Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b)

Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties hereto.  Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

14.4

Amendment and Modification.  The Acquiring Companies and the Sellers may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.5

Notice.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)

If to the Acquiring Companies, to:

PainCare Holdings, Inc.

1030 North Orange Avenue

Suite 105

Orlando, Florida  32801

Attention: CEO

or to such other Person or address as the Acquiring Companies shall furnish to the Sellers in writing.

(b)

If to the Sellers, to:

Christopher J. Centeno, M.D., P.A.

11080 Circle Point Road, Suite 140

Westminster, Colorado 80020

Attention:  Christopher J. Centeno, MD. and John Schultz, M.D.

or to such other Person or address as the Sellers shall furnish to the Acquiring Companies in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

14.6

Entire Agreement.  This instrument embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein.

14.7

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.8

Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.9

Press Releases, and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

14.10

Governing Law; Jurisdiction; Attorney’s Fees.  This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. With respect to any legal proceeding brought by the Acquiring Companies which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within the City and County of Denver, Colorado. With respect to any legal proceeding brought by the Shareholders or the Company which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Orange County, Florida. Each Parties to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

14.11

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

14.12

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.13

Expenses.  Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.14

Further Assurances.  Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

14.15

Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14.16

Survival.  All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations (except as otherwise specifically provided herein), and may be fully and completely relied upon by the Sellers and Acquiring Companies, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

14.17

Incorporation of Exhibits and Schedules.  The exhibits and schedules (including the Disclosure Schedules) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

14.18

Submission to Jurisdiction.  Each Party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15.

DEFINITIONS.

All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

16.

FACSIMILE AND ELECTRONIC TRANSMISSION.

Signature of this Agreement, and all agreements or documents contemplated to be executed pursuant to the terms of this Agreement, transmitted via facsimile or by other electronic means (for e.g., via e-mail of a PDF) shall be deemed and accepted as an original signed agreement or document, as applicable, fully enforceable by the parties to this Agreement or such other agreements or documents.  The delivery via facsimile or by other electronic means (for e.g. via e-mail of a PDF) of signature pages of this Agreement or such other agreements or documents, shall constitute delivery of this Agreement and such agreements or documents, fully enforceable by the parties to Agreement or such other agreements or documents.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first above written.

PAINCARE:

PAINCARE HOLDINGS, INC., a Florida corporation

By: /s/ RANDY LUBINSKY

Print: Randy Lubinsky

Its: CEO

SUBSIDIARY:

PAINCARE ACQUISITION COMPANY XXI, INC., a Florida corporation

By: /s/ RANDY LUBINSKY

Print: Randy Lubinsky

Its: CEO

COMPANY:

CHRISTOPHER J. CENTENO, M.D., P.C.

By:/s/ CHRISTOPHER J. CENTENO, M.D.

Christopher J. Centeno, M.D.

President

SHAREHOLDERS:

/s/ CHRISTOPHER J. CENTENO, M.D.

Christopher J. Centeno, M.D.

/s/ JOHN SCHULTZ, M.D.

John Schultz, M.D.